                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-116433



                            IMPAX LABORATORIES, INC.

                  PROSPECTUS SUPPLEMENT NO. 3 TO THE PROSPECTUS
           INCLUDED IN THE REGISTRATION STATEMENT FILED JUNE 14, 2004

         This prospectus supplement supplements certain information contained in our prospectus (the "Prospectus") dated October 1, 2004, and included in our registration statement on Form S-3 filed with the Securities and Exchange Commission on June 14, 2004, as amended. This supplement is not complete without, and may not be delivered or utilized except with, the Prospectus and all amendments or supplements thereto.

         The information contained in the table under the caption "Selling Securityholders" on page 47 of the Prospectus is hereby supplemented by (1) adding to the table the selling securityholders set forth below under Schedule 1, and (2) restating the holdings of the selling securityholders set forth below under Schedule 2. The information provided in Schedule 1 and Schedule 2 may include amounts that are in addition to, and in some cases in substitution for, amounts listed for other selling securityholders in the Prospectus. All other portions of the Prospectus remain unchanged.

         Information concerning the selling securityholders contained herein is based upon information provided to us by the selling securityholders. This information may change from time to time and any changed information will be set forth in future prospectus supplements, if and when necessary. Additionally, the selling securityholders identified in Schedule 1 and Schedule 2 and in the Prospectus, may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they last provided us with information about their holdings.

         INVESTING IN THE SECURITIES COVERED BY THE PROSPECTUS, AS HEREBY SUPPLEMENTED, INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

         THE SECURITIES OFFERED OR SOLD UNDER THIS PROSPECTUS, AS HEREBY SUPPLEMENTED, HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THE PROSPECTUS OR THIS SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 21, 2005

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

                                                          SCHEDULE 1

                                                   SELLING SECURITYHOLDERS

--------------------------------- -------------- -------------- --------------- -------------- --------------- --------------
                                    PRINCIPAL                                                                   PERCENTAGE
                                    AMOUNT OF                                                                       OF
                                   DEBENTURES     PERCENTAGE       NUMBER OF                     NUMBER OF      OUTSTANDING
                                  BENEFICIALLY        OF           SHARES OF      NUMBER OF      SHARES OF       SHARES OF
                                  OWNED BEFORE    DEBENTURES     COMMON STOCK     SHARES OF     COMMON STOCK   COMMON STOCK
                                  OFFERING AND    OUTSTANDING    BENEFICIALLY   COMMON STOCK    BENEFICIALLY   BENEFICIALLY
                                   THAT MAY BE      BEFORE       OWNED BEFORE       BEING       OWNED AFTER     OWNED AFTER
 NAME OF SELLING SECURITYHOLDER     SOLD ($)       OFFERING        OFFERING      OFFERED (1)    THE OFFERING    THE OFFERING
--------------------------------- -------------- -------------- --------------- -------------- --------------- --------------
Deephaven Domestic Convertible
Trading Ltd. (2)                    3,352,000         3.53%           --            119,373          --              *
--------------------------------- -------------- -------------- --------------- -------------- --------------- --------------
Sphinx Convertible Arbitrage          148,000         *               --              5,270          --              *
Fund SPC (2)
--------------------------------- -------------- -------------- --------------- -------------- --------------- --------------

_____________________________
*    less than 1%

(1) Assumes conversion of all the selling securityholders' debentures at a rate of 35.6125 shares of common stock per $1,000 original principal amount of the debentures. This conversion rate is subject to adjustment as described in the Prospectus under "Description of Debentures - Conversion of Debentures." As a result, the number of shares of common stock issuable upon conversion of the debentures may increase in the future. The debentures are not currently convertible into shares of our common stock.

(2) Colin Smith has voting and investment control over the securities held by this selling securityholder.

                                                          SCHEDULE 2

                                                   SELLING SECURITYHOLDERS

--------------------------------- -------------- -------------- --------------- -------------- --------------- --------------
                                    PRINCIPAL                                                                   PERCENTAGE
                                    AMOUNT OF                                                                       OF
                                   DEBENTURES     PERCENTAGE       NUMBER OF                     NUMBER OF      OUTSTANDING
                                  BENEFICIALLY        OF           SHARES OF      NUMBER OF      SHARES OF       SHARES OF
                                  OWNED BEFORE    DEBENTURES     COMMON STOCK     SHARES OF     COMMON STOCK   COMMON STOCK
                                  OFFERING AND    OUTSTANDING    BENEFICIALLY   COMMON STOCK    BENEFICIALLY   BENEFICIALLY
                                   THAT MAY BE      BEFORE       OWNED BEFORE       BEING       OWNED AFTER     OWNED AFTER
 NAME OF SELLING SECURITYHOLDER     SOLD ($)       OFFERING        OFFERING      OFFERED (1)    THE OFFERING    THE OFFERING
--------------------------------- -------------- -------------- --------------- -------------- --------------- --------------
CitiGroup Global Markets Inc.(2)   16,850,000        17.74            --            600,070          --              *
--------------------------------- -------------- -------------- --------------- -------------- --------------- --------------

_____________________________
*    less than 1%

(1) Assumes conversion of all the selling securityholders' debentures at a rate of 35.6125 shares of common stock per $1,000 original principal amount of the debentures. This conversion rate is subject to adjustment as described in the Prospectus under "Description of Debentures - Conversion of Debentures." As a result, the number of shares of common stock issuable upon conversion of the debentures may increase in the future. The debentures are not currently convertible into shares of our common stock.

(2) This selling securityholder served as an initial purchaser and book manager in connection with the initial issuance of the debentures. This selling securityholder is a wholly owned subsidiary of Citigroup, Inc., which is a publicly held reporting company.